Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
Barnes & Noble Education, Inc.
Basking Ridge, New Jersey

We hereby consent to the incorporation by reference in Registration Statements Nos. 333-206893 and 333-213673 on Form S-8 of Barnes & Noble Education, Inc. of our report dated November 29, 2016, relating to the consolidated financial statements of MBS Textbook Exchange, Inc. (an S Corporation), which appears in this Current Report on Form 8-K/A.

/s/ BDO USA, LLP

Chicago, Illinois
May 8, 2017